On April 1, 2011, NASDAQ Listing Qualifications staff (Staff) notified China MediaExpress, Inc. (Company) that it determined to delist the Company based on its broad discretionary authority under Rule 5101 and the Companys failure to comply with Rule and 5250(c)(1). On April 4, 2011, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. On April 26, 2011, Staff notified the Company that no longer complied with Rule 5605(c)(2). A Panel hearing was held on May 12, 2011. On May 17, 2011, the Panel issued a decision that denied the Companys request for continued listing and determined to delist the Companys securities. On
May 26, 2011, the Company exercised its right to appeal the May 17, 2011 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). Pursuant to the Panel decision, the Companys securities were suspended from trading at the open of trading on May 19, 2011. On July 22, 2011, the Council issued a decision that affirmed the Panel decision to delist the Companys securities. On November 23, 2011, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).